As filed with the Unites States Securities and Exchange Commission on May 9, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

NANOGEN, INC.

(Exact name of Registrant as specified in its charter)

Delaware	33-0489621
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

10398 Pacific Center Court

San Diego, CA 92121

(858) 410-4600

(Address, Including Zip Code, and Telephone Number,

Including Area Code, of Registrant’s Principal Executive Offices)

Robert W. Saltmarsh

Nanogen, Inc.

10398 Pacific Center Court

San Diego, CA 92121

(858) 410-4600

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

Copies to:

Scott D. Karchmer

Morgan, Lewis & Bockius LLP

One Market, Spear Street Tower

San Francisco, CA 94105

(415) 442-1000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☒

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional class of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee (3)
Common Stock, $.001 par value per share	(1	)(2)	(2	)(3)	$4,180,000	(1)(3)	$448.00

(1)	The Registrant previously registered shares of its common stock having a proposed maximum aggregate offering price of $60,000,000 pursuant to a Registration Statement on Form S-3 (File No. 333-125975), as amended, which was declared effective on June 28, 2005, and for which a fee of $7,062.00 was paid. Of these shares, the Registrant sold (i) 6,802,721 shares of its common stock and warrants to purchase 1,020,408 shares of its common stock at an aggregate offering price of approximately $24,081,632.00 (including 1,020,408 shares of common stock issuable upon conversion of the warrants at a strike price of $4.00 per warrant, or $4,081,632.00) pursuant to a Prospectus Supplement dated September 28, 2005, filed pursuant to Rule 424(b) and (ii) 5,660,377 shares of common stock at an aggregate offering price of approximately $15,000,000.00 pursuant to a Prospectus Supplement dated March 15, 2006, filed pursuant to Rule 424(b).
(2)	An indeterminate number of or aggregate principal amount of the securities is being registered at indeterminate prices.
(3)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

This registration statement is being filed with respect to the registration of additional shares of common stock, par value $.001 per share, of the registrant pursuant to Rule 462(b) under the Securities Act of 1933, as amended.

The registrant hereby incorporates by reference into this registration statement in its entirety the registration statement on Form S-3, as amended (File No. 333-125975), filed with the Securities and Exchange Commission, and declared effective on or about June 28, 2005, by the Securities and Exchange Commission, including each of the documents filed by the registrant with the Securities and Exchange Commission and incorporated or deemed to be incorporated by reference therein.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 16. Exhibits.

All exhibits filed with or incorporated by reference in Registration Statement No. 333-125975 are incorporated by reference into, and shall be deemed a part of, this Registration Statement, except the following which are filed herewith:

Exhibit No.	Exhibit Title

5.1	Opinion of Morgan, Lewis & Bockius LLP

23.1	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm

23.3	Consent of KPMG LLP, independent registered public accounting firm

23.4	Consent of KPMG LLP, chartered accountants

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filings on Form S-3 pursuant to Rule 462(b) and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

NANOGEN, INC.

San Diego, California Dated: May 4, 2006	By:	/s/ HOWARD C. BIRNDORF Howard C. Birndorf Chairman of the Board and Chief Executive Officer

Name		Title	Date

/s/ HOWARD C. BIRNDORF Howard C. Birndorf		Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 4, 2006

/s/ ROBERT W. SALTMARSH Robert W. Saltmarsh		Chief Financial Officer (Principal Financial and Accounting Officer)	May 4, 2006

/s/ WILLIAM G. GERBER, M.D.* William G. Gerber, M.D.		Director	May 4, 2006

/s/ STELIOS B. PAPADOPOULOS* Stellios B. Papadopoulos		Director	May 4, 2006

/s/ DAVID SCHREIBER* David Schreiber		Director	May 4, 2006

/s/ ROBERT E. WHALEN* Robert E. Whalen		Director	May 4, 2006

*By:	/s/ HOWARD C. BIRNDORF Howard C. Birndorf (Attorney-in-fact)

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